Exhibit 3.3
AMERICAN SPECTRUM REALTY, INC.
ARTICLES OF AMENDMENT
               American Spectrum Realty, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
     1. The Corporation desires to and does amend its charter as currently in effect and as hereinafter provided.
     2. Article VII of the Articles of Incorporation is hereby deleted in its entirety.
     3. The foregoing amendment has been duly advised by the Corporation’s Board of Directors and approved by the Corporation’s Stockholders in accordance with the applicable provisions of law.
     4. The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
               IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 5th day of May 2006.

AMERICAN SPECTRUM REALTY, INC.

	By:	/s/ William J. Carden

William J. Carden, President
ATTEST:

/s/ G. Anthony Eppolito

G. Anthony Eppolito, Secretary